UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

         Pursuant to Section 13 or 15(d) of The Securities Exchange Act
                                     of 1934


       Date of Report (Date of earliest event reported): January 23, 2003



                                    MFB Corp.
             (Exact name of registrant as specified in its charter)




                                     INDIANA

                 (State or other jurisdiction of incorporation)





0-23374                                                           35-1907258
(Commission File Number)                      (IRS Employer Identification No.)


                  121 South Church Street
                  Post Office Box 528
                  Mishawaka, Indiana                                      46544
                  (Address of principal executive offices)    (Zip Code)

         Registrant's telephone number, including area code: (574) 255-3146


Item 5.  Other Events.

         Pursuant to General Instruction F to Form 8-K, the press release issued January 23, 2003 concerning the First Quarter Earnings.



Item 7.  Financial Statements and Exhibits.



         (c)      Exhibits

                  Exhibit 1 -- Press Release dated January 23, 2003.




                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                           ---------------------------------------
                         Thomas J. Flournoy, Chief Financial Officer



Dated:  January 23, 2003

January 23, 2003
Contact: Charles J.Viater
President/CEO

                   MFB Corp. ANNOUNCES FIRST QUARTER EARNINGS
                       AND QUARTERLY DIVIDEND DECLARATION

                   Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC), parent company of MFB Financial, today reported consolidated net income on an unaudited basis of $761,000 or $0.56 diluted earnings per share for the three months ended December 31, 2002 compared to net income of $899,000 or $0.66 diluted earnings per share for the three months ended December 31, 2001. MFB Corp's earnings for the first quarter this year represent an annualized return on average common equity of 8.88% and an annualized return on average assets of 0.72%.

            Charles Viater, President and CEO, stated that "This has been a strong earnings quarter for the company despite continued downward pressure on net interest margins created by the historically low interest rate environment. Home mortgage originations remained strong and generated significant noninterest revenue to offset reduced net interest income."

                   In addition, Mr. Viater announced today that the Board of Directors has declared a cash dividend of $0.11 per share of Common Stock for the quarter ended December 31, 2002, a 4.8% increase over the prior quarter dividend. The dividend is payable on February 18, 2003 to holders of record on February 4, 2003. This year represents the 7th consecutive year that the dividend per share has been increased.

            MFB Corp's net interest income before provision for loan losses for the three month period ending December 31, 2002 totaled $2.8 million compared to $3.0 million for the same period last year. Total interest income for the first quarter decreased $701,000 and total interest expense decreased $458,000 from the first quarter last year. These reductions were the result of the overall decline in interest rates. The provision for loan losses for the first quarter ending December 31, 2002 was $450,000 compared to $232,000 for the first quarter last year.

            Noninterest income increased 43.2% from $923,000 for the first quarter last year to $1.32 million for this year. Significant growth occurred in deposit fees, trust fees and gains on sales of mortgage loans. Noninterest expense increased 11.9% from $2.31 million for the first quarter last year to $2.58 million this year primarily due to increases in salaries and employee benefits and other expense.

            MFB Corp's total assets of $413.8 million as of December 31, 2002 were slightly higher than the $413.0 at December 31, 2001. Total loans at December 31, 2002 of $298.0 million represented a decline of $6.0 million from last year. Due to increased volume of mortgage loan sales into the secondary market, mortgage loans declined from $172.7 million at December 31, 2001 to $144.6 million at December 31, 2002. Commercial loans increased from $107.1 million last year to $126.8 million this year. Investment securities decreased from $58.1 million at December 31, 2001 to $53.0 million at December 31, 2002.

            Total liabilities increased from $378.0 million at December 31, 2001 to $380.3 million at December 31, 2002. Total deposits increased from $246.8 million last year to $259.2 million this year. Federal Home Loan Bank advances decreased from $119.3 million last year to $118.9 million this year.









             Total shareholders' equity decreased from $35.0 million at December 31, 2001 to $33.5 million at December 31, 2002. MFB Corp's equity to asset ratio was 8.10% at December 31, 2002 compared to 8.48% last year. The book value of MFB Corp Stock slightly decreased from $26.13 at December 31, 2001 to $26.08 at December 31, 2002.

             MFB Corp's allowance for loan losses at December 31, 2002 increased to 1.87% of loans compared to 1.60% at December 31, 2001. The ratio of nonperforming assets to loans was 1.62% at December 31, 2002 compared to 0.89% at December 31, 2001. For the first quarter ending December 31, 2002, net charge offs were $12,000, or 0.02% of loans on an annualized basis.

             MFB Corp's wholly owned bank subsidiary, MFB Financial, provides retail and small business financial services to the Michiana area through its seven banking centers in St. Joseph and Elkhart counties. MFB Financial comprises over 99% of the assets of MFB Corp.

                                          MFB CORP. AND SUBSIDIARY
                                 Consolidated Balance Sheets (Unaudited)
                                  December 31, 2002 and December 31, 2001
                                                (in thousands)

                                                                                            December 31,           December 31,
                                                                                                 2002                2001
                                                                                                 ----                ----
   ASSETS
Cash and due from financial institutions                                                      $    15,082         $    13,909
Interest-bearing deposits in other financial institutions - short term                              9,768              16,638
                                                                                             ------------         -----------
      Total cash and cash equivalents                                                              24,850              30,547

Interest-bearing time deposits in other financial institutions                                        500               1,500
Securities available-for-sale                                                                      52,963              58,142
Federal Home Loan Bank (FHLB) stock, at cost                                                        6,308               6,308
Loans held for sale, net unrealized losses
    of $-0- at 12/31/02 and $-0- at 12/31/01                                                       17,426               4,651

Loans receivable                                                                                  298,025             304,011
       Less: allowance for loan losses                                                             (5,582)             (4,857)
                                                                                                   -------             -------
          Loans receivable, net                                                                   292,443             299,154
                                                                                                  ---------           ---------

Accrued interest receivable                                                                         1,679               1,651
Premises and equipment, net                                                                         5,046               5,019
Mortgage servicing rights, net of accumulated amortization
    of $889 - 12/31/02 and $359 - 12/31/01                                                          1,761               1,250
Investment in limited partnership                                                                   2,678               2,836
Cash Surrender Value of Life Insurance                                                              5,000                   -
Other assets                                                                                        3,181               1,923

Total Assets                                                                                     $413,835            $412,981

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
      Deposits
            Noninterest-bearing demand deposits                                               $    20,362         $    15,081
             Savings, NOW and MMDA deposits                                                        88,497              76,046
             Other time deposits                                                                  150,351             155,634
                                                                                                  -------             -------
                Total deposits                                                                    259,210             246,761
                                                                                                  -------             -------
      Securities sold under agreements to repurchase                                                    -              10,043
      Federal Home Loan Bank advances                                                             118,915             119,335
      Advances from borrowers for taxes and insurance                                                 670                 750
       Accrued expenses and other liabilities                                                       1,537               1,079
                                                                                                  -------           ---------
          Total Liabilities                                                                       380,332             377,968
Shareholders' Equity
      Common Stock, 5,000,000 shares authorized;
       shares issued: 1,689,417 - 12/31/02 and 12/31/01
       shares outstanding: 1,284,749 - 12/31/02, 1,339,839 - 12/31/01                              12,846              12,940
       Retained earnings - substantially restricted                                                29,804              29,854
      Accumulated other comprehensive income (loss),
          net of tax of $ 39 - 12/31/02 and $(18) - 12/31/01                                         (222)                (85)
      Treasury Stock, 404,668 common shares - 12/31/02
        349,578 common shares - 12/31/01, at cost                                                  (8,925)             (7,696)
                                                                                                   --------            -------
     Total shareholders' equity                                                                    33,503              35,013
                                                                                                 -----------        ---------
       Total Liabilities and Shareholders' Equity                                                $413,835            $412,981
                                                                                                 ========            ========




                                    MFB CORP. AND SUBSIDIARY
                            Consolidated Statements of Income (Unaudited)
                           Three Months Ended December 31, 2002 and 2001
                                 (in thousands)

                                                                   Three Months  Ended December 31,
                                                                        2002                2001
                                                                        ----                ----


Total interest income                                                  $6,039            $6,740

Total interest expense                                                  3,259             3,717
                                                                        -----             -----

       Net interest income                                              2,780             3,023

Provision for loan losses                                                 450               232
                                                                         ----              ----

Net interest income after provision for loan losses                     2,330             2,791

Total noninterest income                                                1,322               923

Total noninterest expense                                               2,583             2,308
                                                                        -----             -----

Income before income taxes                                              1,069             1,406

Income tax expense                                                        308               507
                                                                          ---               ---

       Net Income                                                        $761              $899
                                                                         ====              ====



Basic earnings per common share                                       $   .58           $   .67
                                                                      =======           =======

Diluted earnings per common share                                         .56               .66
                                                                     ========          ========